Exhibit 99.1

China Automotive Systems Reports
UNAUDITED 2021 Third Quarter RESULTS

WUHAN, China, November 12, 2021/PRNewswire/ -- China Automotive Systems, Inc. (Nasdaq: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the third quarter and nine months ended September 30, 2021.

Third Quarter 2021 Highlights

•	Net sales decreased 5.4% to $108.2 million compared with $114.4 million in the third quarter of 2020;

•	Electric power steering (“EPS”) product sales increased by 76.0% to $29.4 million;

•	Gross profit increased 23.5% to $16.8 million and gross margin increased to 15.5% from 11.9% in the third quarter of 2020;

•	Income from operations was $0.6 million compared with income from operations of $0.1 million in the third quarter of 2020;

•	Net loss attributable to parent company's common shareholders was $0.3 million, or diluted loss per share of $0.01, compared to net income attributable to parent company's common shareholders of $2.4 million, or diluted earnings per share of $0.08, in the third quarter of 2020.

First Nine Months of 2021 Highlights

•	Net sales rose by 32.4% to $359.2 million compared to $271.2 million in the first nine months of 2020;
•	Gross profit increased 60.8% to $52.4 million and gross margin increased to 14.6% from 12.0% in the first nine months of 2020;
•	Income from operations was $4.9 million compared with loss from operations of $4.1 million in the first nine months of 2020;
•	Net income attributable to parent company's common shareholders was $6.1 million, or diluted income per share of $0.20, compared to net loss attributable to parent company's common shareholders of $1.8 million, or diluted loss per share of $0.06, in the first nine months of 2020;
•	Cash and cash equivalents and pledged cash were $115.0 million as of September 30, 2021.

Mr. Qizhou Wu, the Chief Executive Officer of CAAS, commented, “Passenger car sales declined by 13% in the third quarter of 2021 while commercial vehicles sales declined by 24.0%, according to statistics from the China Association of Automobile Manufacturers. U.S. auto sales were down approximately 13% for the third quarter of 2021 and September monthly sales decreased by 26% as a chip shortage further reduced production.”

“Our activity in Europe has accelerated. During the third quarter of 2021, we developed a new steering system for one of Europe’s leading auto brands, Alfa Romeo. The 2021 Tonale is Alfa Romeo’s first luxury plug-in-hybrid SUV model. Purchase orders for approximately 100,000 annual units are expected for this new CAAS steering system. In July 2021, we received the SGS TÜV ISO26262:2018 ASIL-D certification from SGS TUS, which is headquartered in Germany. The D certification is the highest and most stringent safety standard. And our related party, Swedish Sentient AB’s technology is receiving significant interest especially for its autonomous driving capabilities.”

“While both the Chinese and North American auto markets are temporarily disrupted due to the shortage of chips, our EPS sales are growing stronger and our South American operations are booming.”

Mr. Jie Li, the Chief Financial Officer of CAAS, commented, “We maintained our strong financial position as cash and cash equivalents and pledged cash was $115.0 million and working capital was $145.6 million at September 30, 2021. We have sufficient production capacity so our capital spending has been reduced. Our investment in new technologies will lead us to new growth products in the future.”

Third Quarter of 2021

In the third quarter of 2021, net sales decreased by 5.4% to $108.2 million compared to $114.4 million in the same quarter of 2020. The decrease in net product sales was mainly due to the decline in market demand as a result of the chips shortage and other overall auto market trend. Sales of the Company’s hydraulic products decreased 19.3%. Net product sales for the Company’s EPS products increased by 76.0% to $29.4 million, or 27.2% of net sales, compared with $16.7 million, or 14.6% of net sales, in the third quarter of 2020. Net product sales to North America decreased by 16.2% to $31.0 million, due to lower sales volumes, compared with $37.0 million for the same quarter in 2020.

Gross profit was $16.8 million in the third quarter of 2020, compared to $13.6 million in the third quarter of 2020. Gross margin was 15.5% compared to 11.9% for the same period of 2020, mainly due to changes in the product mix.

Selling expenses were $4.8 million in the third quarter of 2021, compared to $3.8 million in the third quarter of 2020. The higher selling expenses were mainly related to higher personnel and logistics expenses. Selling expenses represented 4.4% of net sales in the third quarter of 2021, compared to 3.3% in the third quarter of 2020.

General and administrative expenses ("G&A expenses") were $6.2 million in the third quarter of 2021, compared to $5.1 million in the same quarter of 2020. The increase was primarily due to the increased bad debt provision for accounts receivable. G&A expenses represented 5.7% of net sales in the third quarter of 2021 compared with 4.5% of net sales in the third quarter of 2020.

Research and development expenses ("R&D expenses") were $5.7 million in the third quarter of 2021, compared to $6.1 million in the third quarter of 2020. R&D expenses represented 5.3% of net sales in the third quarters of each of 2021 and 2020. Lower R&D was mainly due to reduced personnel expenses.

Income from operations was $0.6 million in the third quarter of 2021, compared to income from operations of $0.1 million in the same quarter of 2020. The higher income from operations was mainly due to higher gross profit and higher gross margin in the third quarter of 2021.

Other income was $2.4 million in the third quarter of 2021 compared with $0.4 million in the third quarter of 2020 primarily due to higher government subsidies received in the third quarter of 2021.

Financial expense, net was $0.8 million in the third quarter of 2021 compared with $2.3 million in the third quarter of 2020 mainly due to lower foreign exchange losses.

Income before income tax expenses and equity in earnings of affiliated companies was $1.9 million in the third quarter of 2021, compared to loss before income tax expenses and equity in earnings of affiliated companies of $2.3 million in the third quarter of 2020. The increase of income before income tax expenses and equity in earnings of affiliated companies was mainly due to higher other income and lower financial expense compared with the third quarter of 2020.

Income tax expense was $2.4 million in the third quarter of 2021, compared to income tax benefit of $0.2 million for the third quarter of 2020, which was mainly due to an increase in the valuation allowance recognized in the third quarter of 2021.

Net loss attributable to parent company's common shareholders was $0.3 million in the third quarter of 2021, compared to net income attributable to parent company's common shareholders of $2.4 million in the third quarter of 2020. Diluted loss per share was $0.01 in the third quarter of 2021, compared with diluted earnings per share of $0.08 in the third quarter of 2020.

The weighted average number of diluted common shares outstanding was 30,851,776 in the third quarter of 2021, compared to 31,113,374 in the third quarter of 2020.

First Nine Months of 2021

Net sales for the first nine months of 2021 increased by 32.4% to $359.2 million, compared to $271.2 million in the first nine months of 2020. Gross profit for the first nine months of 2021 increased by 60.8% to $52.4 million, compared to $32.6 million in the corresponding period last year. Gross margin for the first nine months of 2021 was 14.6%, compared to 12.0% for the corresponding period in 2020. For the nine months ended September 30, 2021, gain on other sales amounted to $2.5 million, compared to $2.9 million for the corresponding period in 2020. Income from operations was $4.9 million compared to loss from operations of $4.1 million in the first nine months of 2020.

Net income attributable to parent company's common shareholders was $6.1 million compared with net loss attributable to parent company's common shareholders of $1.8 million in the corresponding period last year. Diluted income per share was $0.20 in the first nine months of 2021, compared to diluted loss per share of $0.06 for the corresponding period in 2020.

As of September 30, 2021, total cash and cash equivalents and pledged cash deposits were $115.0 million. Total accounts receivable including notes receivable were $227.3 million. Accounts payable including notes payable were $215.1 million, and short-term loans were $42.2 million. Total parent company stockholders' equity was $326.3 million as of September 30, 2021, compared to $319.4 million as of December 31, 2020.

Net cash used in operating activities was $5.9 million in the first nine months of 2021 compared with net cash provided by operating activities of $52.7 million in the first nine months of 2020. Payments to acquire property, plant and equipment were $5.3 million compared with $8.9 million in the first nine months of 2020.

Business Outlook

Management reiterated its revenue guidance of $495 million for the full year 2021. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on November 12, 2021 at 8:00 A.M. EST/9:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

Phone Number: +1-888-506-0062 (North America)

Phone Number: +1-973-528-0011 (International)

Mainland China Toll Free: +86-400-120-3199

A replay of the call will be available on the Company’s website under investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through ten Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 6 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Fiat Chrysler Automobiles (FCA) and Ford Motor Company in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 30, 2021, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. If the outbreak of COVID-19 is not effectively and timely controlled, our business operations and financial condition may be materially and adversely affected as a result of a deteriorating market outlook for automobile sales, a slowdown in regional and national economic growth, weakened liquidity and financial condition of our customers or other factors that we cannot foresee. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations. A prolonged disruption or any further unforeseen delay in our operations of the manufacturing, delivery and assembly process within any of our production facilities could continue to result in delays in the shipment of products to our customers, increased costs and reduced revenue. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

+1-212-521-4050

Email: Kevin@awakenlab.com

- Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended September 30,
	2021	2020
Net product sales ($14,691 and $16,840 sold to related parties for the three months ended September 30, 2021 and 2020)	$108,231	$114,417
Cost of products sold ($6,505 and $7,012 purchased from related parties for the three months ended September 30, 2021 and 2020)	91,439	100,842
Gross profit	16,792	13,575
Gain on other sales	487	1,497
Less: Operating expenses
Selling expenses	4,802	3,800
General and administrative expenses	6,174	5,142
Research and development expenses	5,712	6,072
Total operating expenses	16,688	15,014
Income from operations	591	58
Other income	2,407	350
Interest expense	(255)	(403)
Financial expense, net	(821)	(2,313)
Income/(loss) before income tax expenses and equity in earnings of affiliated companies	1,922	(2,308)
Less: Income taxes expense/(benefit)	2,441	(189)
Add: Equity in earnings of affiliated companies	251	3,632
Net (loss)/income	(268)	1,513
Less: Net income/(loss) attributable to non-controlling interests	42	(848)
Accretion to redemption value of redeemable non-controlling interests	(7)	(3)
Net (loss)/income attributable to parent company’s common shareholders	$(317)	$2,358
Comprehensive income:
Net (loss)/income	$(268)	$1,513
Other comprehensive income:
Foreign currency translation (loss)/income, net of tax	(1,338)	12,774
Comprehensive (loss)/income	(1,606)	14,287
Comprehensive (loss)/income attributable to non-controlling interests	(40)	77
Accretion to redemption value of redeemable non-controlling interests	(7)	(3)
Comprehensive (loss)/income attributable to parent company	$(1,573)	$14,207

Net (loss)/income attributable to parent company’s common shareholders per share -

Basic	$(0.01)	$0.08

Diluted	$(0.01)	$0.08
Weighted average number of common shares outstanding -
Basic	30,851,776	31,112,076
Diluted	30,851,776	31,113,374

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Nine Months Ended September 30,
	2021	2020
Net product sales ($47,016 and $40,439 sold to related parties for the nine months ended September 30, 2021 and 2020)	$359,176	$271,156
Cost of products sold ($21,916 and $16,298 purchased from related parties for the nine months ended September 30, 2021 and 2020)	306,807	238,598
Gross profit	52,369	32,558
Gain on other sales	2,528	2,935
Less: Operating expenses
Selling expenses	14,857	8,895
General and administrative expenses	16,852	13,330
Research and development expenses	18,318	17,390
Total operating expenses	50,027	39,615
Income/(loss) from operations	4,870	(4,122)
Other income, net	5,636	1,724
Interest expense	(892)	(1,214)
Financial expense, net	(878)	(2,903)
Income/(loss) before income tax expenses and equity in earnings of affiliated companies	8,736	(6,515)
Less: Income taxes expense	3,280	294
Add: Equity in earnings of affiliated companies	435	3,454
Net income/(loss)	5,891	(3,355)
Less: Net loss attributable to non-controlling interests	(219)	(1,590)
Accretion to redemption value of redeemable non-controlling interests	(21)	(3)
Net income/(loss) attributable to parent company’s common shareholders	$6,089	$(1,768)
Comprehensive income:
Net income/(loss)	$5,891	$(3,355)
Other comprehensive income:
Foreign currency translation income, net of tax	1,977	8,171
Comprehensive income	7,868	4,816
Comprehensive loss attributable to non-controlling interests	(92)	(1,062)
Accretion to redemption value of redeemable non-controlling interests	(21)	(3)
Comprehensive income attributable to parent company	$7,939	$5,875

Net income/(loss) attributable to parent company’s common shareholders per share -

Basic	$0.20	$(0.06)

Diluted	$0.20	$(0.06)
Weighted average number of common shares outstanding -
Basic	30,851,776	31,153,162
Diluted	30,855,967	31,153,162

Share-based compensation included in operating expense above is as follows:
General and administrative expenses	88	-

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$80,729	$97,248
Pledged cash	34,272	30,813
Accounts and notes receivable, net - unrelated parties	200,221	216,519
Accounts and notes receivable - related parties	27,055	17,621
Inventories	106,427	88,325
Other current assets	28,762	25,132
Total current assets	477,466	475,658
Non-current assets:
Property, plant and equipment, net	129,249	141,004
Land use rights, net	10,623	10,774
Long-term investments	40,742	49,766
Other non-current assets	28,066	30,358
Total assets	$686,146	$707,560

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term loans	$42,210	$44,238
Accounts and notes payable - unrelated parties	203,132	212,522
Accounts and notes payable - related parties	11,975	12,730
Accrued expenses and other payables	52,293	55,607
Other current liabilities	22,228	29,387
Total current liabilities	331,838	354,484
Long-term liabilities:
Other long-term payable	-	1,126
Long-term tax payable	21,074	23,884
Other non-current liabilities	6,437	8,151
Total liabilities	$359,349	$387,645

Mezzanine equity:
Redeemable non-controlling interests	544	523

Stockholders’ equity:
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued –32,338,302 and 32,338,302 shares as of September 30, 2021 and December 31, 2020, respectively	$3	$3
Additional paid-in capital	63,731	64,273
Retained earnings-
Appropriated	11,303	11,303
Unappropriated	221,580	215,491
Accumulated other comprehensive income	19,263	17,413
Treasury stock –1,486,526 and 1,486,526 shares as of September 30, 2021 and December 31, 2020, respectively	(5,261)	(5,261)
Total parent company stockholders' equity	310,619	303,222
Non-controlling interests	15,634	16,170
Total stockholders' equity	326,253	319,392
Total liabilities, mezzanine equity and stockholders' equity	$686,146	$707,560

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income/(loss)	$5,891	$(3,355)
Adjustments to reconcile net income/(loss) from operations to net cash (used in)/provided by operating activities:
Share-based compensation	88	-
Depreciation and amortization	19,686	15,935
Provision/(reversal) of credit losses	1,644	(360)
Deferred income taxes	2,573	464
Equity in gain of affiliated companies	(435)	(3,454)
Government subsidy reclassified from government loans	-	287
Loss on fixed assets disposals	71	67
(Increase)/decrease in:
Accounts and notes receivable	6,631	29,454
Inventories	(17,500)	2,644
Other current assets	(129)	1,214
Increase/(decrease) in:
Accounts and notes payable	(11,506)	10,493
Accrued expenses and other payables	(2,325)	2,451
Long-term taxes payable	(2,809)	(2,809)
Other current liabilities	(7,462)	(289)
Other non-current liabilities	(285)	-
Net cash used in operating activities	(5,867)	52,742

Cash flows from investing activities:
(Decrease)/increase in demand loans included in other non-current assets	(357)	44
Repayment of loan from a related party	154	-
Cash received from property, plant and equipment sales	252	1,444
Payments to acquire property, plant and equipment (including $929 and $1,677 paid to related parties for the nine months ended September 30, 2021 and 2020, respectively)	(5,344)	(8,879)
Payments to acquire intangible assets	(505)	(422)
Investment under the equity method	(308)	(5,360)
Purchase of short-term investments and long-term time deposits	(46,212)	(42,716)
Proceeds from maturities of short-term investments	40,016	21,626
Cash received from long-term investment	10,116	448
Net cash used in investing activities	(2,188)	(33,815)

Cash flows from financing activities:
Proceeds from bank loans	42,700	39,586
Repayments of bank loans	(44,854)	(50,550)
Repayments of the borrowing for sale and leaseback transaction	(3,328)	(3,078)
Cash received from capital contributions by non-controlling interest holder	-	722
Deemed distribution to shareholders	-	(88)
Acquisition of non-controlling interest	(538)	(81)
Repurchase of common shares	-	(1,000)
Net cash used in financing activities	(6,020)	(14,489)

Effects of exchange rate on cash, cash equivalents and pledged cash	1,015	2,647
Net (decrease)/increase in cash, cash equivalents and pledged cash	(13,060)	7,085
Cash, cash equivalents and pledged cash at beginning of the period	128,061	106,403
Cash, cash equivalents and pledged cash at end of the period	$115,001	$113,488